Execution Copy

EXHIBIT 10.9

COAL MINING LEASE AND SUBLEASE
(LEE RANCH RESERVES)

Between

FIELDCREST RESOURCES LLC

And

GALLO FINANCE COMPANY

Dated December 19, 2002

COAL MINING LEASE AND SUBLEASE

ARTICLE 1

TERM OF LEASE

Section 1.1 Term	3

ARTICLE 2

MINING OPERATIONS

Section 2.1 Mining Operations	3

ARTICLE 3

ROYALTIES

Section 3.1 Minimum Rental Payments	4
Section 3.2 Production Royalty Payments	5

ARTICLE 4

DEFAULT

Section 4.1 Events of Default	7
Section 4.2 Remedies	8
Section 4.3 Arbitration	11

ARTICLE 5

INDEMNIFICATION

Section 5.1 Indemnification of Lessor	12

ARTICLE 6

TAXES AND INSURANCE

Section 6.1 Payment of Taxes	13
Section 6.2 Insurance	14

COAL MINING LEASE AND SUBLEASE

THIS COAL MINING LEASE AND SUBLEASE (“Lease”) is made and entered into as of the 19th day of December, 2002, by and between Fieldcrest Resources LLC, a Delaware limited liability company, having its principal offices at 2550 East Stone Drive, Suite 200, Kingsport, TN 37660 (the “Lessor”), and Gallo Finance Company, a Delaware corporation, having its principal offices at 701 Market Street, Suite 713, St. Louis, Missouri 63101 (the “Lessee”).

WITNESSETH:

WHEREAS, Lessor owns the fee interest in all seams of coal in the Cleary Member of the Genesee Formation in certain tracts of land in McKinley County, New Mexico as more fully described in Exhibit A attached hereto and made a part hereof (the “Fee Coal Reserves”); and

WHEREAS, Lessor owns a leasehold interest in certain coal reserves in the Cleary Member of the Genesee Formation in certain tracts of land in McKinley County, New Mexico pursuant to those two certain New Mexico State Land Office Coal Mining Leases, dated September 22, 1989 and November 14, 1989, respectively, between the State of New Mexico and Lessor (as assignee of Cerrillos Land Company) (together, the “State Leases”) which reserves are more fully described in Exhibit B hereto (the “Leased Coal Reserves” and, together with the Fee Coal Reserves, the “Coal Reserves”); and

WHEREAS, Lessee owns certain rights to use the surface over certain lands (the “Surface Lands”) located in McKinley County, New Mexico, which lands include, but are not limited to, the lands in which the Coal Reserves are located; and

WHEREAS, such rights were granted to Lessee pursuant to that certain Assignment and Assumption Agreement dated June 25, 1993 (the “1993 Assignment”) between Lessee and Santa Fe Pacific Mineral Corporation (“SFPM”) under which SFPM assigned to Lessee an undivided non-exclusive interest in SFPM’s non-exclusive easement granted to SFPM under that certain Agreement dated July 31, 1979, as amended by Amendment to Agreement dated December 17, 1982 and Second Amendment to Agreement dated March 2, 1987 by and between Santa Fe Pacific Mineral Corporation (successor to Cerrillos Land Company, as successor to Santa Fe Pacific Railroad Company) and the Fernandez Company (the “Surface Agreement”); and

WHEREAS, Peabody Natural Resources Company (“PNRC”) has assigned, conveyed and transferred to Lessor an undivided, non-exclusive interest of Lessee’s rights under the 1993 Assignment pursuant to a Partial Assignment and Assumption dated the date hereof between Lessee and Lessor (the “2002 Assignment”); and

WHEREAS, Lessee desires to lease the Fee Coal Reserves and sublease the Leased Coal Reserves from Lessor for the purpose of mining such coal reserves by the surface, highwall and auger mining methods;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter contained, the parties hereto agree as follows:

Subject to the terms hereof, Lessor does hereby lease to Lessee the Fee Coal Reserves, sublease unto Lessee the Leased Coal Reserves and assign and transfer to Lessee all of Lessor’s right, title and interest under the 2002 Assignment for the purpose of mining the Coal Reserves by the surface, highwall and auger mining methods. Lessor also grants to Lessee all such mining rights held by Lessor with respect to the Coal Reserves.

NOTWITHSTANDING ANY PROVISION IN THIS LEASE OR ANY AGREEMENT REFERRED TO HEREIN OR ATTACHED HERETO, LESSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, QUALITY, QUANTITY, RECOVERABILITY, TITLE OR OTHERWISE AS TO THE COAL RESERVES OR LESSOR’S INTERESTS THEREIN OR MINING RIGHTS OWNED BY LESSOR, OR AS TO THE CONDITION OF THE COAL RESERVES AND LESSEE SHALL RELY UPON ITS OWN EXAMINATION THEREOF THROUGH

ENGINEERS AND OTHER REPRESENTATIVES SELECTED AND EMPLOYED SOLELY BY LESSEE.

Lessee’s rights hereunder are subject, however, to all rights existing as of the date hereof, including, but not limited to, coalbed methane rights, oil and natural gas lease rights, public roads, public drainage ditches, easements for power lines, pipelines, railroads and rights-of-way, telephone lines, buried cables and all other easements.

TO HAVE AND TO HOLD the same unto the Lessee, its successors and assigns, for and during the term herein set forth and upon the following terms and conditions:

ARTICLE 1

TERM OF LEASE

Section 1.1 Term. The term of this Lease shall commence on the date hereof and terminate on the earlier of (a) the date on which all of the “mineable” and “merchantable” coal shall have been removed from the Coal Reserves or (b) the Purchase Date (as defined in Section 9.1(a) of the Purchase and Sale Agreement dated the date hereof (the “Purchase Agreement”) among Penn Virginia Resource Partners, L.P., Peabody Energy Corporation (“Peabody”), PNRC and Eastern Associated Coal Corp. For purposes of this Lease, the term “mineable coal” shall mean coal which can be mined by the use of modern, practical and efficient machinery, facilities and methods. The term “merchantable” coal shall mean coal that is generally mineable at a profit to Lessee.

ARTICLE 2

MINING OPERATIONS

Section 2.1 Mining Operations. Lessee shall promptly upon execution of this Lease begin and diligently continue to mine and remove the mineable and merchantable Coal Reserves, subject only to Force Majeure (as defined in Section 8.9 hereof), in a skillful and professional manner in accordance with commercially modern mining practices having due regard for the value of the Coal Reserves so as to avoid damage and waste of the Coal Reserves. Lessee shall conduct its mining operations and any other activities conducted by Lessee with respect to the Coal Reserves, including but not limited to permitting, reclamation and bonding obligations, in accordance with, and shall comply with, all federal, state and local laws and the lawful rules, regulations and orders of any governmental authority (collectively, “Laws and Regulations”) in respect of such mining operations and other activities. Lessee shall have the obligation, at the cost and expense of Lessee, to do and perform, with respect to the Coal Reserves, whatever may be required by all Laws and Regulations (including, without limitation, Environmental Laws (as defined in the Purchase Agreement)) to be performed by Lessee, or may be deemed by Lessee to be so required or to be advisable.

ARTICLE 3

ROYALTIES

Section 3.1 Minimum Rental Payments. Lessee will pay to Lessor a recoupable monthly minimum rental payment (the “Minimum Rental Payment”) in the amount of $166,666.67 commencing on the 25th day of the month immediately following the month during which this Lease was executed and delivered and continuing each month thereafter (it being acknowledged that the first Minimum Rental Payment shall be that amount equal to (x) $166,666.67 times (y) a fraction the numerator of which is the number of days remaining in the month during which this Lease is executed and the denominator of which is 31) until the earlier to occur of (i) the twelve-year anniversary of the date hereof, (ii) the date on which Lessee has paid to Lessor Production Royalty Payments (as defined in Section 3.2 hereof) with respect to 80 million tons of Coal Reserves, or (iii) the date on which the remaining Coal Reserves are insufficient to allow for recoupment of the Minimum Rental Payments which have been paid but not recouped (the “Minimum Period”); provided, however, that in the event that the remaining Coal Reserves (whether or not mineable and/or merchantable) are in an amount insufficient to allow for recoupment of the full Minimum Rental Payment, then the Minimum Rental Payment for the applicable month shall be prorated in proportion to the ratio of tons of Coal Reserves remaining (whether or not mineable and/or merchantable) to the tons necessary for recoupment of the full Minimum Rental Payment. All Minimum Rental Payments shall be paid on the 25th day of each calendar month during the Minimum Period and shall be recouped against Production Royalty Payments as set forth in Section 3.2. Lessee’s obligation to pay Minimum Rental Payments during the Minimum Period shall be absolute and shall not be subject to Force Majeure or any other contingency or event.

Section 3.2 Production Royalty Payments.

(a) Payment for Coal Mined. For all coal mined from the Coal Reserves by Lessee hereunder and sold by Lessee, Lessee shall pay to Lessor a royalty (a “Production Royalty Payment”) in a fixed amount per ton of coal sold by Lessee as follows:

Time Coal Sold	Production Royalty Rate
Commencement of Lease – December 31, 2003	$1.50
January 1, 2004 – December 31, 2004	$1.60
January 1, 2005 – December 31, 2005	$1.74
January 1, 2006 – December 31, 2006	$1.88
January 1, 2007 – December 31, 2007	$2.00
January 1, 2008 – December 31, 2008	$2.06
January 1, 2009 – December 31, 2009	$2.12
January 1, 2010 – December 31, 2010	$2.19
January 1, 2011 – December 31, 2011	$2.26
January 1, 2012 – December 31, 2012	$2.33
January 1, 2013 – December 31, 2013	$2.41
January 1, 2014 and thereafter	$2.48

In the event that the Production Royalty Payment in any month is less than the Minimum Rental Payment, the excess of the Minimum Rental Payment over the Production Royalty Payment (“Recoupable Royalty”) shall be recoupable as provided below. In the event that the Production Royalty Payment in any month equals or exceeds the Minimum Rental Payment, no Minimum Rental Payment shall be due. In the event that the Production Royalty Payment in any month exceeds the Minimum Rental Payment and there exists a balance in the Cumulative Recoupable Royalty (defined below), the Production Royalty Payment for such month shall be reduced by all or a portion of the Cumulative Recoupable Royalty. The resultant Production Royalty Payment for such month shall not be reduced to an amount less than the Minimum Rental Payment for such month. The reduction shall be referred to as the “Reduction Amount.” The “Cumulative Recoupable Royalty” for any month shall be the aggregate total of the Recoupable Royalty for all months preceding the current month less any Reduction Amount used to reduce the Production Royalty Payment for any months preceding the current month.

(b) Lessee to Keep Records. Lessee shall keep accurate records of truck scale weights and/or railroad car weights, whichever is or are applicable, which shall be taken as the basis for payment of Production Royalty Payments. Lessee shall keep a true and correct record of all coal mined, removed and sold from the Coal Reserves. Lessee shall keep a true and correct record of the produced but unsold inventory of coal mined from the Coal Reserves at the end of each calendar year and shall deliver a copy of such record to Lessor by February 1st of each year during the term hereof. In accordance with the provisions contained in Section 7.1, Lessee shall permit Lessor or its agents, at all reasonable times, to inspect the records, and perform other practical and reasonable investigations to check the accuracy of the weighing records of Lessee. Lessor, through its agents, may enter upon the Coal Reserves at any time for the purpose of verifying the quantity of coal removed therefrom.

(c) Time and Place of Payment of Production Royalty Payments. All Production Royalty Payments shall be paid by Lessee to Lessor on or before the 25th day of each calendar month on all coal sold by Lessee from the Coal Reserves during the preceding calendar month (or any part thereof) during the term hereof. All Production Royalty Payments shall be paid in immediately available funds by wire transfer to such account as Lessor may designate from time to time in writing. Contemporaneously with each payment of Production Royalty Payments made hereunder, Lessee shall deliver to Lessor a statement from Lessee showing the number of tons of coal sold from the Coal Reserves by Lessee during the preceding calendar month for which such Production Royalty Payment relates, and the computation of royalties payable on such coal so sold during such calendar month, offset by Minimum Rental Payments made pursuant to Section 3.1 and recoupable in accordance with Section 3.2. Any late payment of Production Royalty Payments shall bear interest at the rate of 8% compounded annually.

ARTICLE 4

DEFAULT

Section 4.1 Events of Default. Upon the occurrence of any of the following events (an “event of default”), Lessor shall have the remedies provided in Section 4.2:

(a) Lessee shall fail to pay any Minimum Rental Payment or Production Royalty Payment after the same is due hereunder and such failure shall continue for two business days after Lessor has given notice to Lessee; or

(b) Lessee shall fail for a period of 30 days after written demand therefor to pay any sums due for Taxes as provided herein; or

(c) Lessee shall abandon the mineable Coal Reserves; or

(d) Lessee or any of its successors or assigns, shall, pursuant to Title 11, United States Code, as amended, or any similar Federal or state law for the relief of creditors (“Bankruptcy Law”), (i) commence a voluntary case; (ii) consent to the entry of an order for relief against it or any of its Subsidiaries (as defined in the Purchase Agreement) in an involuntary case in which it is the debtor; (iii) consent to the appointment of a receiver; trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law; or (iv) make a general assignment for the benefit of its creditors; or

(e) Lessee shall fail to keep and perform any of the other terms, conditions, covenants and agreements of this Lease to be kept and performed; and any such failure shall continue for more than 30 days following written notice thereof from

Lessor to Lessee; provided, however, that if such failure under this Section 4.1(e) cannot be cured within such 30-day period, Lessee shall have such additional reasonable time to cure such failure if Lessee has commenced such cure during such 30-day period and continues to diligently attempt to cure such failure.

Section 4.2 Remedies.

(a) Termination of Lease. Upon the occurrence of an event of default, all rights of Lessee hereunder to mine, process and ship coal as provided herein shall, at the option of the Lessor (except for an event specified in Section 4.1(d) hereof, which event shall cause a forfeiture and termination ipso facto), become forfeited and cease and determine (the date of such forfeiture and cessation to be referred to herein as the “Date of Termination”), and Lessor shall have the right, without notice or demand (except as required by Section 4.2(b)), and without legal action or notice or process required by any Laws and Regulations, to reenter and reclaim the Coal Reserves and to exclude Lessee therefrom and to hold the Coal Reserves free of any claims of Lessee; provided, however, that Lessor shall not have the right to reenter and reclaim the Coal Reserves if Lessee has paid to Lessor the Breach Sale Price (as defined in Section 4.2(b)); provided further, however, that (i) Lessee shall fully comply with, perform and complete all of its reclamation, environmental and other obligations hereunder until such time, if any, as such obligations are assumed by a third party, (ii) the termination of this Lease in any manner or for any cause whatever shall not relieve Lessee of its obligation for any payment of any sum which may have accrued hereunder at or prior to the Date of Termination, it being acknowledged that certain of such accrued obligations may be payable under Section 4.2(b)(i) as part of the Breach Sale Price and (iii) in the event Lessor shall assume this Lease pursuant to Section 365 of Title 11 of the United States Code (the “Bankruptcy Code”), then Lessee as debtor-in-possession, or any trustee, receiver or liquidator appointed for Lessee’s benefit shall provide adequate assurance of performance of the terms of this Lease and shall satisfy all other Bankruptcy Code requirements for the assumption of this Lease; and if the trustee does not cure all events of default then existing and provide such adequate assurances under the Bankruptcy Code within the applicable time periods provided by the Bankruptcy Code, then Lessee hereby agrees that cause exists under 11 U.S.C. §362(d) for granting relief from the bankruptcy automatic stay, or Lessor may determine in its sole discretion that the Lease shall be deemed rejected and Lessor shall have the right to immediate possession of the Coal Reserves and shall be entitled to all remedies provided by the Bankruptcy Code for damages for breach and/or termination of this Lease. The remedy of termination in the event of default by Lessee as above authorized shall not be deemed or interpreted as the exclusive remedy available to Lessor, and Lessor shall have the remedy of damages and may require and enforce performance by Lessee of each and every term and provision of this Lease incumbent upon the Lessee to be kept and performed, utilizing any available remedy therefore unless Lessee shall have paid to Lessor the Breach Sale Price in which case Lessor shall not have any further remedies available for a breach and/or termination of this Lease other than damages incurred in connection with Lessee’s failure to fully comply with its obligations described in Section 4.2(a)(ii).

(b) Mandatory Sale for Breach. Upon and after the Date of Termination, Lessor shall have the following rights:

(i) Mandatory Sale for Breach. Lessor shall first notify (the “Breach Sale Notice”) Lessee in writing that Lessor desires to sell, assign and transfer the then-remaining Coal Reserves to Lessee on account of such event of default, which notice shall include the purchase price (the “Breach Sale Price”) payable for such remaining Coal Reserves which shall be computed as follows: the Breach Sale Price shall be the amount equal to (x) the difference between (i) 80 million tons (less any tons of Coal Reserves attributable to State Leases which are not transferred to Lessor) and (ii) that number of tons of Coal Reserves with respect to which Lessor had received (A) Production Royalty Payments and (B) Cumulative Recoupable Royalty Payments which are then outstanding prior to the Date of Termination times (y) the Production Royalty rate in effect on the Date of Termination. The Breach Sale Price shall be payable by not later than three business days after the date of the Breach Sale (the “Due Date”) and, upon receipt of the Breach Sale Price, Lessor shall convey to Lessee or one of its affiliates by special warranty deed all of its interest in the Fee Coal Reserves and by assignment all of its interest in the Leased Reserves, the 2002 Assignment and the other coal rights leased hereunder.

(ii) Access Rights; Purchase of Property. If Lessee has not paid to Lessor the Breach Sale Price by the Due Date, then, promptly upon written demand (the “Demand Notice”) by Lessor, (A) the Breach Access Rights (as defined in the 2002 Assignment) shall become operative as described in the 2002 Assignment and (B) Lessee shall, at the option of Lessor, either (I) sell, assign and transfer to Lessee or its designee, at the Fair Market Value Price (as hereinafter defined) (subject to Lessee’s obtaining any applicable mortgage and/or UCC-3 releases securing the Assets (as defined below) at such time), or (II) lease to Lessor or its designee pursuant to a lease agreement customary in the industry to be entered into, at the Fair Market Rental (as defined below), all assets owned by Lessee and related to the mining of the Coal Reserves, including, but not limited to, all mining infrastructure, machinery and equipment, the Lee Ranch rail loadout, silos and other fixtures, applicable computer files, all permits and permit applications and applicable records relating to the mining of the Coal Reserves (collectively, the “Assets”); provided that, Lessor or its designee obtains insurance coverage covering the leased premises on terms mutually agreeable as between Lessor and Lessee. For purposes of this Section 4.2 (b)(ii)(B), “Fair Market Value Price” shall mean the price agreed upon between Lessor and Lessee; provided, however, that if Lessor and Lessee are unable to agree upon the Fair Market Value Price within five business days after the date of the Demand Notice (the “Negotiation Period”), then Lessor and Lessee shall each appoint an Eligible Mining Consultant (as hereinafter defined) of its choice within five days after the Negotiation Period. The two Eligible Mining Consultants appointed by the respective parties shall appoint a third Eligible Mining Consultant not later than five business days after such two Eligible Mining Consultants have been so appointed. Within 15 business days from the appointment of the third Eligible Mining Consultant, each Eligible Mining Consultant appointed as aforesaid shall provide Lessor and Lessee with a written valuation, with appropriate documentation, setting forth its valuation of the Fair Market Value Price in U.S. dollars, of the Assets. The Fair Market Value Price shall be the average of the three valuations; provided, however, that for purposes of calculating the average, the highest valuation shall in no event be deemed to be more than 10% above the second highest valuation and the lowest valuation shall in no event be deemed to be more than 10% below the second highest evaluation. The determination of the Fair Market Value Price pursuant to this Section 4.2(b)(ii)(B) shall be final and binding on Lessor and Lessee and shall not be appealable. For purposes of this Section 4.2(b)(ii)(B), “Fair Market Rental” shall have a correlative meaning to Fair Market Value Price, shall be calculated pursuant to an analogous procedure, and the determination thereof shall similarly be final and binding on Lessor and Lessee and shall not be appealable. Each of Lessor and Lessee shall be responsible for the costs and expenses of its Eligible Mining Consultant appointee, and the costs of the third Eligible Mining Consultant shall be shared equally by them. For the purposes of this Agreement, “Eligible Mining Consultant” shall mean any of Marshall Miller and Associates, Inc., John T. Boyd, NorWest Mine Services, Inc., Marston & Marston, or Weir International and their respective successors and assigns.

(c) Mine Maintenance. Lessor and Lessee acknowledge that, after the Date of Termination, it will be necessary to maintain the Lee Ranch mine in which the Coal Reserves are located and from which the Coal Reserves are or may be produced. If Lessee has not paid the Breach Sale Price to Lessor, Lessee agrees that it will be responsible, at its sole cost and expense, to maintain such mine in a commercially reasonable manner at all times during the period commencing on the Date of Termination and ending on the four-month anniversary thereof.

Section 4.3 Arbitration. Any disagreement between Lessor and Lessee arising hereunder shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association then in effect. A panel of three arbitrators knowledgeable with the coal industry shall be named, one to be selected by Lessee, one to be selected by Lessor, and within 15 days those two arbitrators shall name a third arbitrator. Each party shall name their representative arbitrator within 15 days of receipt of notice from the other party requesting arbitration. If the two representative arbitrators are unable to agree on the selection of a third arbitrator within 15 days, then the American Arbitration Association shall designate a disinterested person to act as such third arbitrator. If either of the parties should, for a period of 15 days after receipt of the notice referred to above, fail to select and make known in writing to the other party the arbitrator selected by it, the one party-selected arbitrator and an arbitrator selected by the American Arbitrator Association shall constitute the Board. Either party may at any time serve upon the other a notice setting forth the point or points upon which the decision of the Board of Arbitration is desired and the other party may, within ten days thereafter, serve a counter-notice specifying any additional points or differences arbitrable hereunder upon which such other party may desire a decision. The Board shall give ten days written notice of the time and place of hearing to the respective parties, which hearing shall be held within 15 days after the appointment of the third arbitrator. The Board shall make its decision and award in writing within 20 days of such hearing. The decision and award of a majority of the arbitrators shall be final, conclusive and obligatory upon the said parties to this Lease, their successors and assigns, and without appeal, and each party hereto agrees to abide by and comply with every such decision and award. All questions of costs shall in each case be determined by the Board when it renders its decision and in the interim each party shall pay one half of the costs of the Board.

ARTICLE 5

INDEMNIFICATION

Section 5.1 Indemnification of Lessor. Lessee does hereby indemnify and hold Lessor, its parent, subsidiaries and other affiliates and its and their respective officers, directors, partners, employees, agents, successors and assigns (collectively, the “Indemnitees”) harmless of, from and against, any and all claims, damages, demands, expenses, fines and liabilities (of any character or nature whatsoever, regardless of by whom imposed), and losses of every conceivable kind, character and nature whatsoever (including, but not limited to, claims for losses or damages to any property or injury to or death of any person) asserted by or on behalf of any person or entity arising out of, resulting from or in any way connected with Lessee’s presence on the real property in which the Coal Reserves are situated or mining of the coal from the Coal Reserves. Lessee also covenants and agrees, at its expense, to pay, and to indemnify and save the Indemnitees harmless of, from and against, all costs, reasonable attorneys’ fees and expenses incurred by any Indemnitee in connection with any claim for which any Indemnitee is indemnified hereunder. The indemnification obligations under this Article 5 shall survive the termination of this Lease.

ARTICLE 6

TAXES AND INSURANCE

Section 6.1 Payment of Taxes. Lessee shall pay, at the times they become due and payable in accordance with all Laws and Regulations, all taxes (except income taxes payable by Lessor on account of its receipt of payments due hereunder), fees, levies, assessments, including, but not limited to, ad valorem, excise, license, privilege or severance taxes, and any other charges due with respect to: (a) the fee estate or other interests of Lessor in the Coal Reserves; (b) Lessee’s interest in this Lease; (c) the leasehold estate hereby created; (d) all coal mined and produced from the Coal Reserves by Lessee and the products thereof; (e) any buildings, structures, improvements, equipment or other personal property of any kind owned or used by Lessee in connection with the Coal Reserves; and (f) the exercise of any right or privileges in connection with Lessee’s operations hereunder (collectively “Taxes”); so that Lessor shall be entirely relieved from such charges. Lessee shall forward evidence of the payment of real estate taxes to Lessor promptly after such payment is made, and Lessee shall permit Lessor and its agents at all reasonable times to inspect the records evidencing payments of all other Taxes.

If Lessor makes any payment, either voluntarily or as required by law, on account of any Taxes, then the amount thereof shall be repaid by Lessee to Lessor immediately after the date Lessor submits a written statement to Lessee regarding such payment.

Section 6.2 Insurance.

(a) Types and Amounts of Coverage. Lessee shall obtain and continue in force, during the term of this Lease from Pacific Employers Insurance Company or other insurance companies of similar size and reputation (or, in the case of Black Lung, insurance as described in Section 6.2(a)(v)), the following insurance coverages (including commercially reasonable deductible amounts):

(i) (A) Statutory workers’ compensation insurance or evidence of same through a state self-insured workers’ compensation privilege or participation in a state workers’ compensation fund in accordance with requirements of applicable Laws and Regulations and (B) Employer’s Liability Insurance with limits of $2,000,000 each occurrence.

(ii) Comprehensive Automobile Liability insurance covering owned, non-owned and hired motor vehicles which may be used in any connection with the mining operations contemplated hereunder with limits of not less than $1,000,000 combined single limits in any one occurrence, for all liability arising out of injury to or death of one or more persons, and for all liability arising out of damage to or destruction of property, including loss of use thereof and downtime.

(iii) Property Insurance in amounts equal to the full replacement cost (or the highest insurable value if coverage for replacement cost is not available) covering all real and personal property and fixtures located on the real property in which the Coal Reserves are situated, against loss or damage by fire, lightning, explosion or other hazards covered under extended coverage insurance. The proceeds of any loss payable under such policies as above required shall be used by Lessee in the restoration, repair, or replacement of the destroyed or damaged property as required for the performance of Lessee’s obligations under this Lease.

(iv) Comprehensive General Liability insurance, including Contractual Liability, Pollution Liability, Owners and Contractors Protective Liability, Broad Form Property Damage Liability and Explosion and Collapse Hazards coverages with Bodily Injury limits of $2,000,000 each person and $2,000,000 each occurrence.

(v) State and Federal Black Lung Insurance, as required, and/or evidence of same through a state self-insured privilege and/or participation in a state fund in accordance with requirements of applicable Laws and Regulations, including any liability arising out of the Federal Coal Mine Health and Safety Act of 1969, as shall be amended from time to time, and/or any substitute, replacement, or supplement thereto.

(b) Other Requirements. All policies and endorsements providing the insurance required shall:

(i) Name Lessor as an Additional Insured;

(ii) Be primary to any and all other insurance of Lessor and the Indemnified Parties with respect to any and all claims and demands which may be made against them for bodily injury or death to Lessor’s or Lessee’s employees, contractors, agents, invitees and guests, and for property damage, including damage to Lessor’s or Lessee’s property, caused by or alleged to have been caused by any act, omission or default, negligent or otherwise, of Lessee by reason of the mining or other activities under this Lease; and

(iii) Provide that it applies separately to each insured against which claim is made or suit is brought, however in no event for more than the limit of liability of the applicable policy.

(c) Certificates of Insurance. Lessee shall promptly provide to Lessor acceptable evidence in the form of an original certificate or certificates of insurance from the respective insurance companies confirming that all coverages and policies required hereinbefore are in full force and effect in the form required, and confirming that Lessor will be notified in writing not less than 30 days prior to the cancellation or non renewal of any such insurance. Lessee shall require its contractors, subcontractors and other agents performing any work in connection with this Lease to obtain and maintain insurance for the risks and in accordance with all the terms in this Section but at reasonable limits designated by Lessee.

ARTICLE 7

INSPECTION AND MINE PLANS

Section 7.1 Lessor’s Right to Inspect. Lessor or its representatives at all reasonable times, and upon advance notice, shall have the right to enter the Coal Reserves for the purpose of inspecting the mine workings and premises or to make surveys of the workings in the Coal Reserves herein leased to determine the accuracy of Lessee’s surveys of such workings and to examine maps and engineering records of Lessee with reference to said surveys. Lessee shall keep records of all coal mined and sold from the Coal Reserves and Lessor shall have the right to inspect the records at all reasonable times. Lessor agrees to treat Lessee’s records as confidential and not to disclose such records. Lessee shall not be responsible for any injury, loss or damages suffered by Lessor’s representatives that enter the Coal Reserves, except for any injury, loss or damages caused in whole or in part by the gross negligence of Lessee, its agents or employees.

Section 7.2 Mine Plans. Lessee shall furnish to Lessor copies, in electronic and paper formats, Lessee’s mine plan maps and any revisions thereto (which maps shall depict mining plans and projections, Coal Reserve thickness, including seam thickness, and the interrelation of coal thickness and overburden thickness, and elevation of coal seams). Such maps and files shall be provided not less than twice each year showing the extent of workings through June 30 and December 31 of each year. Such maps shall be provided not later than August 15 and February 15 of each year, as appropriate. Lessee shall also make available to Lessor for inspection all permits (and applications therefor, including all maps and diagrams submitted herewith) or other authorizations issued to Lessee with respect to the Coal Reserves by any regulatory authority. Lessor shall not interfere with Lessee’s permitting activities, provided that Lessee shall have complied with the terms and conditions of this Lease. Lessor agrees to treat Lessee’s maps and files as confidential and not to disclose such maps and files (except as required by applicable law or as publicly filed).

ARTICLE 8

GENERAL

Section 8.1 Remedies Cumulative. Except as provided in Section 4.2(b)(i) and (ii), each right, power and remedy of Lessor or Lessee provided for in this Lease shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise or the failure to exercise by Lessor or Lessee of any one or more of the rights, powers or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Lessor or Lessee of any or all rights, powers or remedies.

Section 8.2 Notices. All notices and other communications with respect to this Lease shall be in writing and shall be deemed effectively given when delivered personally, by telecopy or by courier, such as Federal Express, or seventy-two (72) hours after mailing by certified mail, postage prepaid, to the following addresses of the parties:

President
Fieldcrest Resources LLC
2550 East Stone Drive,
Suite 200 Kingsport, TN 37660
Telecopy No.: 423-723-0210

President
Gallo Finance Company
701 Market Street, Suite 713
St. Louis, Missouri 63101
Telecopy No.: 314-342-7720

Each party may change its address by giving written notice of such change to the other party.

Section 8.3 Binding Effect of Lease. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Lessee will not assign, let, mortgage or otherwise transfer its rights hereunder, without the prior written consent of Lessor, which consent shall not be unreasonably withheld; provided, however, Lessee may assign this Lease or sublease the Coal Reserves to an Affiliate (as hereinafter defined). For purposes of this Lease, “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with Lessee. No assignment, sublease, mortgage or other transfer by Lessee will release Lessee from its obligations hereunder. Lessor may sell, assign, mortgage or otherwise transfer its rights hereunder in any transaction effectuated pursuant to Article IX of the Purchase Agreement.

Section 8.4 Entire Agreement. This Lease constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding upon the parties hereto unless in writing and signed by Lessor and Lessee.

Section 8.5 Governing Law and Section Headings. This Lease shall be interpreted and construed in accordance with the laws of the state of New Mexico. The titles of the Articles and Sections in this Lease have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

Section 8.6 Memorandum of Lease. Lessor and Lessee agree to execute and record a short form of this Lease called a Memorandum of Lease, the form of which is attached hereto as Exhibit C and made a part hereof.

Section 8.7 Relationship Between the Parties. Nothing contained herein or implied hereby including, without limitation, the rights of Lessor to receive and examine mining plans and maps, to review Lessee’s records and otherwise audit and inspect

Lessee’s operations shall in any way be construed as creating or constituting any obligation or right in Lessor to control or otherwise correct Lessee’s acts and omissions or any relationship of partnership, joint venture or agency between Lessor and Lessee. It is expressly understood and agreed that the relationship between Lessor and Lessee in connection with this Lease shall be solely that of landlord and tenant.

Section 8.8 Separability of Provisions. If any provision of this Lease shall to any extent be held to be unenforceable, the remainder of this Lease shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the extent permitted by law.

Section 8.9 Force Majeure. Lessee’s obligations to conduct mining operations under this Lease shall be suspended in the event coal mining operations on the Coal Reserves are suspended or are prevented or prohibited by any event of force majeure. An event of force majeure shall mean any event of the type listed below which is beyond Lessee’s reasonable control and which is not caused by the negligence or willful misconduct of Lessee, its agents or employees, including the following: an act of God or of the public enemy; a law, ordinance or other governmental regulation or court order not in effect on the date hereof; inability to obtain mining or related permits provided that Lessee has used commercially reasonable means to secure such permits; strike, lockout or industrial disturbance; sabotage; failure of carriers to transport or furnish transportation equipment and facilities; explosion; fire; storm; or natural flood. Lessee shall have the right to determine and settle any strikes, lockouts or industrial disputes in its sole discretion. Promptly upon the occurrence of any event of force majeure, Lessee shall give written notice thereof to Lessor in reasonable detail including without limitation the nature thereof, the current and projected effect on mining operations, and the proposed steps to remedy the same. Additionally, immediately upon the occurrence of an event of force majeure, Lessee shall take commercially reasonable steps to remedy the same or to avoid the effects thereof and shall continue such efforts diligently until such event of force majeure is no longer applicable.

Section 8.10 State Lease and Other Burdens. Lessee and Lessor agree Lessee shall (a) comply with all of the terms and conditions, and fulfill all of Lessee’s obligations under, the State Leases, including, without limitation, the obligation to pay all amounts due under the State Leases, including, but not limited to (i) the royalties due under Section 1 of each State Lease, (ii) rentals due under Section 2 of each State Lease, (iii) advance royalties payable under Section 6 of each State Lease if such royalties must be paid in order to extend the term of either of the State Leases, (iv) the 1% overriding royalty payable with respect to coal produced under the State Leases pursuant to an option agreement dated June 19, 1979, to Utah International and (v) other amounts due in connection with the State Leases (the “State Lease Burdens”) and (b) comply with all of the terms and conditions, and fulfill all of the obligations of Lessee under, the Surface Agreement, including, but not limited to, the obligation to pay all amounts due under the Surface Agreement, including, but not limited to, (i) all royalties due under Section 2(a) of the Surface Agreement and (ii) all fees payable under Section 3 of the Surface Agreement, and (iii) other amounts due in connection with the Surface Agreement (the “Surface Agreement Burdens”) in a timely manner. Neither the State Lease Burdens nor the Surface Agreement Burdens will result in any decrease or otherwise effect any Production Royalty Payment, Minimum Rental Payment or other amount due to Lessor under this Lease.

Section 8.11 Reconveyance. In a timely manner after the date on which all mineable and merchantable coal shall have been removed from the Coal Reserves, Lessor shall convey to Lessee or one of its affiliates by special warranty deed all of its interest in the Fee Coal Reserves and by assignment all of its interest in the Leased Reserves, the 2002 Assignment and the other coal rights leased hereunder.

IN WITNESS WHEREOF, the parties hereto have each caused this Lease to be executed by one of its duly authorized officers as of the date first above written.

FIELDCREST RESOURCES LLC

By:	Peabody Natural Resources Company, its sole member

By:
Name: Mark N. Schroeder
Title: Vice President

GALLO FINANCE COMPANY

By:
Name: Mark N. Schroeder
Title: Vice President

EXHIBIT A

Legal Description of Lee Ranch Reserves